Exhibit 10.23

ITC^DeltaCom, Inc.

Description of Non-Employee Director Compensation

Non-employee directors of ITC^DeltaCom, Inc. (the “Company”) who are not members of or affiliated with the Welsh, Carson, Anderson & Stowe group of the Company’s stockholders (“WCAS”) or with Tennenbaum Capital Partners, LLC (“TCP”) receive cash fees for their service on the board of directors of the Company and on committees of the board, and all non-employee directors are eligible to receive equity-based fees pursuant to the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan for their board and committee service.

Eligible directors who are not employees of the Company receive annual fees of $30,000, fees of $1,000 for each board or committee meeting attended in person and fees of $500 for each board or committee meeting attended by conference telephone. The chairman of the audit committee receives an additional annual fee of $5,000. All such fees are paid in cash. All directors are entitled to reimbursement for their reasonable out-of-pocket travel expenditures.

Non-employee directors also are eligible to receive awards of restricted stock units and other awards pursuant to the Stock Incentive Plan upon their initial appointment to the board of directors and from time to time thereafter. Such awards, if any, are made at the discretion of the board.